Exhibit 99.1

More Information Contact:              Mary Ann Susco
                                       Corporate Communications
                                       J. & W. Seligman & Co. Incorporated (212)
                                       850-1382 suscom@jwseligman.com
 Stockholder Contact:
                                       Marco Acosta
                                       (212) 850-1333
                                       acostam@jwseligman.com

             Stockholders of Tri-Continental Corporation (NYSE: TY)
            Approve New Investment Management Services Agreement with
                        RiverSource Investments, LLC and
                             Elect Ten New Directors

NEW YORK, October 7, 2008 - Today, Tri-Continental Corporation (the "Corporation") (NYSE: TY) held a Special Meeting of Stockholders in Baltimore, Maryland (the "Meeting") and announced that Stockholders approved each of the Board's two recommendations. Stockholders approved a new investment management services agreement (the "New Agreement") between the Corporation and RiverSource Investments, LLC ("RiverSource"), a subsidiary of Ameriprise Financial, Inc. (Proposal 1), and elected ten new Directors to the Corporation's Board (Proposal
2).

As described in the Corporation's proxy statement in respect of the Meeting, the effectiveness of each of Proposal 1 and Proposal 2 are contingent on the closing of the acquisition of J. & W. Seligman & Co. Incorporated ("Seligman"), the Corporation's current manager, by RiverSource (the "Acquisition"). The Acquisition is expected to occur in the fourth quarter of 2008. If the Acquisition does not take place, then the New Agreement will not become effective and the current management agreement between the Corporation and Seligman will continue in effect.

Stockholders of the Corporation elected the following ten Directors to take office upon the closing of the Acquisition: Kathleen Blatz, Arne H. Carlson, Pamela G. Carlton, Patricia M. Flynn, Anne P. Jones, Jeffrey Laikind, Stephen R. Lewis, Jr., Catherine James Paglia, Alison Taunton-Rigby and William F. Truscott (collectively, the "New Directors"). Mses. Blatz, Carlton and Taunton-Rigby and Mr. Truscott have been elected to the class of Directors whose term will expire at the annual meeting to be held in 2009, Ms. Jones and Mr. Carlson have been elected to the class of Directors whose term will expire at the annual meeting to be held in 2010, and Mses. Flynn and Paglia and Messrs. Laikind and Lewis have been elected to the class of Directors whose term will expire at the annual meeting to be held in 2011, and (in each case) until their successors are elected and qualify. Messrs. Leroy C. Richie and John F. Maher will continue to serve as Directors of the Corporation after the Acquisition, which would result in an overall increase from ten Directors to 12 Directors of the Corporation. If the Acquisition does not take place for any reason, the size of the Board will not be increased, the New Directors will not serve as Directors of the Corporation, and the Directors of the

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Corporation serving prior to the election of the New Directors will continue to serve as Directors of the Corporation.

The Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. The Corporation is currently managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Advisors, Inc. at 800-221-2783. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met, and you could lose money.